EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 1998, on our audit of the financial statements of Torvec, Inc. (the "Company") as of December 31, 1997 and for the year ended December 31, 1997 and for the periods from September 25, 1996 (inception) through December 31, 1996 and September 25, 1996 (inception) through December 31, 1997 included in the Company's Registration Statement on Form 10-SB (as amended) dated September 4, 1998.


/S/ RICHARD A. EISNER & COMPANY, LLP

Richard A. Eisner & Company, LLP

New York, New York
December 16, 1998